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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              CONCORD CAMERA CORP.
            -------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)


           New Jersey                                     13-3152196
-------------------------------------                -------------------
   (State of Incorporation or                           (I.R.S. Employer
         Organization)                                 Identification No.)



   4000 Hollywood Blvd., Suite 650N
        Hollywood, Florida                               33021
-------------------------------------                -------------------
(Address of principal executive offices)                 (zip code)


If this Form relates to the            If this Form relates to the
registration of a class of             registration of a class of
securities pursuant to Section         securities pursuant to Section 12(g)
12(b) of the Exchange Act and          of the Exchange Act and is to become
is effective upon filing               effective simultaneously with
pursuant to General                    the effectiveness of a concurrent
Instruction  A.(c),                    registration statement under the
check the following box.        / /    Securities Act of 1933 pursuant
                                       to General Instruction A.(d),
                                       check the following box.          / /

Securities Act registration statement file number to which this form relates:

----------------------- (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                    Name of Each Exchange on Which
to be so registered                    Each Class is to be Registered
-------------------                    ------------------------------

None

Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
                 ---------------------------------------------
                                (Title of class)




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Item 1.  Description of Registrant's Securities to be Registered.
----------------------------------------------------------------

         This registration statement relates to the common stock, no par value per share (the "Common Stock"), of Concord Camera Corp. (the "Registrant"). The Registrant has authorized the issuance of 100,000,000 shares of its Common Stock and 1,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of July 1, 2000, there were 22,283,208 shares of Common Stock issued and outstanding, excluding 4,758,548 shares of Common Stock that the Registrant may issue upon exercise of stock options and warrants outstanding as of July 1, 2000 and 656,318 shares of Common Stock available for issuance under the Registrant's Incentive Plan as of July 1, 2000. As of July 1, 2000, there were no shares of Preferred Stock issued or outstanding.

         The holders of Common Stock are entitled to one vote for each share held at all meetings of the shareholders. Cumulative voting for the election of directors is not authorized by the Registrant's certificate of incorporation, which means that the holders of a majority of the votes can elect all of the directors then standing for election. The holders of Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions with respect to the Common Stock. All of the shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable.

         The board of directors is authorized, subject to any limitations prescribed by the New Jersey Business Corporation Act, to issue 1,000,000 shares of Preferred Stock with voting or conversion rights that could adversely affect the power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Registrant.


Item 2. Exhibits.
----------------

A. Certificate of Incorporation of the Registrant, as amended through May 9, 2000, filed as an exhibit to the Registrant's Form 10-K as filed with the Securities and Exchange Commission on August 30, 2000, and incorporated herein by reference.

B. Restated Bylaws of the Registrant, as amended through April 24, 2000, filed as an exhibit to the Registrant's Form 10-K as filed with the Securities and Exchange Commission on August 30, 2000, and incorporated herein by reference.

C. Form of Common Stock Certificate of the Registrant, attached hereto as Exhibit C.



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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    CONCORD CAMERA CORP.



                                    By: /s/ Ira B. Lampert
                                       ------------------------------------
                                        IRA B. LAMPERT
                                        Chairman, Chief Executive Officer
                                        and President


Date: September 20, 2000









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                                 EXHIBIT INDEX
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                                                                          Page

Exhibit C        Form of Common Stock Certificate of the Registrant        5























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